EXHIBIT 99B.8

STATEMENTS OF INCOME                   U S WEST COMMUNICATIONS, Inc.
(UNAUDITED)
                                            Year Ended
                                            December 31,
Dollars in millions                       1994      1993   % Change
- - --------------------------------------------------------------------
OPERATING REVENUES
  Local service                          $4,067    $3,829       6.2
  Access charges - interstate             2,269     2,147       5.7
  Access charges - intrastate               729       682       6.9
  Long distance network service           1,329     1,442      (7.8)
  Other services                            604       556       8.6
                                      ------------------------------
   Total operating revenues               8,998     8,656       4.0
                                      ------------------------------
OPERATING EXPENSES
  Employee-related costs                  2,930     2,870       2.1
  Other operating expenses                1,653     1,646       0.4
  Taxes other than income taxes             378       380      (0.5)
  Restructuring charge                       -        880        -
  Depreciation and amortization           1,887     1,806       4.5
                                      ------------------------------
   Total operating expenses               6,848     7,582      (9.7)
                                      ------------------------------
     Income from operations               2,150     1,074        -

  Interest expense                          331       374     (11.5)
  Gain on sales of rural telephone
    exchanges                                82        -         -
  Other income (expense) - net              (20)      (13)     53.8
                                      ------------------------------
   Income before income taxes
    and extraordinary items               1,881       687        -

  Provision for income taxes                706       252        -
                                      ------------------------------
   Income before extraordinary items      1,175       435        -

  Extraordinary items:
   Discontinuance of SFAS No. 71,
     net of tax                              -     (3,041)       -
   Early extinguishment of debt,
     net of tax                              -        (77)       -
                                      ------------------------------
NET INCOME (LOSS)                        $1,175   ($2,683)       -
                                      ==============================

<F1>
Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.